Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Stock Incentive Plan, the 2019 Employee Stock Purchase Plan, the 2022 Inducement Stock Incentive Plan, as amended, and Inducement Stock Option Awards (August 2023 – December 2023) of Fulcrum Therapeutics, Inc. of our report dated February 27, 2024 with respect to the consolidated financial statements of Fulcrum Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 27, 2024